UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2025

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31921	36-3972986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9900 West 109th Street
Suite 100
Overland Park, KS 66210
(Address of principal executive offices)
(913) 344-9200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01    Entry into a Material Definitive Agreement.

Senior Notes Offering and Indenture

On June 16, 2025, Compass Minerals International, Inc. (“Compass Minerals”) issued $650 million aggregate principal amount of 8.000% senior notes due 2030 (the “Notes”) in a private offering. The Notes are senior unsecured obligations of Compass Minerals and are guaranteed by certain of its domestic subsidiaries. The Notes were sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

Compass Minerals used the net proceeds from the offering (i) to repay all outstanding amounts under its Existing Credit Agreement (as defined below), including outstanding revolving and term loans, (ii) to redeem approximately $350 million of its outstanding 6.750% senior notes due 2027 (CUSIP No. (144A) 20451NAG6; (Reg S) U2038LAA0) (the “2027 Notes”), (iii) to pay transaction-related fees and expenses, (iv) for additional cash on its balance sheet and (v) for general corporate purposes.

The Notes were issued pursuant to an Indenture, dated June 16, 2025, among Compass Minerals, the guarantors named therein and Computershare Trust Company, N.A., as trustee (the “Indenture”). Additional information about the Notes is contained in Item 2.03 of this Current Report on Form 8-K and is incorporated herein by reference.

Credit Agreement Amendment

On June 16, 2025, Compass Minerals entered into amendment no. 5 (the “Credit Agreement Amendment”) to the credit agreement dated as of April 20, 2016 (as amended prior to the Credit Agreement Amendment, the “Existing Credit Agreement,” and after giving effect to the Credit Agreement Amendment, the “Amended Credit Agreement”) among Compass Minerals, Compass Minerals Canada Corp., Compass Minerals UK Limited, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto.

The Credit Agreement Amendment (i) removes the automatic periodic step-downs in the aggregate revolving commitments, with the aggregate revolving commitments to be fixed at $325.0 million at and after the closing of the amendment, (ii) permits the issuance of the Notes, with the net cash proceeds therefrom to be used to prepay all outstanding loans under the Existing Credit Agreement, (iii) permits Compass Minerals to utilize certain baskets under the covenants restricting the incurrence of indebtedness and liens and the making of investments, dividends and other distributions, and junior debt prepayments, in each case that were unavailable during the covenant relief period under the Existing Credit Agreement and (iv) modifies the financial maintenance covenants, which are tested on a quarterly basis, as follows: (A) replaces the current leverage-based covenant, which requires compliance with a maximum ratio of consolidated total net indebtedness to consolidated EBITDA of 6.50 to 1.00 (with a step-down to 5.75 to 1.00 on December 31, 2025, and a further step-down to 4.75 to 1.00 on March 31, 2026) with a leverage-based covenant which requires compliance with a maximum ratio of consolidated first lien net indebtedness to consolidated EBITDA of 2.75 to 1.00 (with a step-down to 2.50 to 1.00 on December 31, 2025) and (B) lowers the required minimum ratio of consolidated EBITDA to consolidated interest expense from 2.00 to 1.00 (with a step-up to 2.25 to 1.00 on March 31, 2026) to 1.50 to 1.00. Compass Minerals will have $325 million of availability under the revolving portion of its Amended Credit Agreement after giving effect to the Credit Agreement Amendment and the issuance of the Notes.

The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which will be filed as an exhibit to Compass Minerals’ next Quarterly Report on Form 10-Q. Capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement Amendment.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Notes and Indenture

On June 16, 2025, Compass Minerals issued $650,000,000 aggregate principal amount of the Notes. The Notes bear interest at a rate of 8.000% per year and mature on July 1, 2030. Interest is payable on January 1 and July 1 of each year, commencing on January 1, 2026.

The Notes are Compass Minerals’ senior unsecured obligations and are guaranteed by certain of its domestic subsidiaries. The Notes are equal in right of payment with all of Compass Minerals’ existing and future senior unsecured indebtedness, but are subordinated to all of Compass Minerals’ existing and future secured indebtedness, including indebtedness under the Amended Credit Agreement.

The terms of the Notes include covenants that restrict Compass Minerals’ ability to, among other things:

• incur liens;
• issue guarantees;
• enter into sale leaseback transactions;
• consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;
• make restricted payments;
• incur indebtedness; and
• transact with affiliates.

Prior to July 1, 2027, Compass Minerals may redeem the Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Notes, plus a make-whole premium, plus accrued and unpaid interest. On and after July 1, 2027, Compass Minerals may, at its option, redeem some or all of the Notes at specified redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time or from time to time prior to July 1, 2027, Compass Minerals, at its option, may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 108% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption; provided that (i) at least 50% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and (ii) the redemption occurs within 180 days of the closing of any such qualified equity offering (disregarding the date of closing of any over-allotment or other “greenshoe” option with respect thereto). Upon a change of control (as defined in the Indenture), Compass Minerals may be required to offer to purchase all of the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

Certain events are considered “events of default,” which may result in all amounts under the Notes becoming immediately due and payable by declaration of the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding Notes, including (i) failure to pay principal or interest at required times, (ii) failure to comply with other agreements in the Indenture or Notes, (iii) certain accelerations of other Compass Minerals’ indebtedness if the amount accelerated exceeds $50.0 million, (iv) certain events of bankruptcy or insolvency with respect to Compass Minerals and certain of its subsidiaries, and (v) certain judgments or decrees for the payment of money in excess of $50.0 million. If certain bankruptcy or insolvency events involving Compass Minerals or certain of its subsidiaries occur, all amounts under the Notes may be declared immediately due and payable by the trustee or the holders, without any declaration or other act.

The foregoing summary of the Indenture, which includes the form of the Notes as an exhibit thereto, is qualified in its entirety by reference to the full text of the Indenture, which will be filed as an exhibit to Compass Minerals’ next Quarterly Report on Form 10-Q.

Amended and Restated Credit Agreement

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement Amendment is incorporated by reference herein, insofar as it relates to the creation of a direct financial obligation.

Item 7.01    Regulation FD Disclosure.

On June 16, 2025, Compass Minerals issued a press release announcing the closing of the transactions contemplated by the Notes offering and the Amended and Restated Credit Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference.

The information contained in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release, dated June 16, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: June 16, 2025	By:	/s/ Peter Fjellman
Name: Peter Fjellman
Title: Chief Financial Officer